Exhibit 99.2
FORM OF STOCK OPTION GRANT INSTRUMENT
NON-QUALIFIED STOCK OPTION UNDER THE
EXELON CORPORATION 2006 LONG-TERM INCENTIVE PLAN
Grant Instrument
Pursuant to Section 2 of the Exelon Corporation 2006 Long-Term Incentive Plan (the “Plan”), Exelon Corporation (the “Company”) hereby grants to the Optionee an option (the “Option”) to purchase shares of Exelon Corporation common stock, without par value (“Common Stock”), in accordance with the terms and conditions set forth below:

Optionee:

Option Number:

Number of Shares Subject to Option:

Grant Date:

Expiration Date:

Exercise Price (per share):

When Exercisable:	This Option shall become exercisable with respect to 25% of the shares of Common Stock subject to the Option as of each of the respective dates set forth below, subject with respect to each such date to the Optionee’s continued employment with the Company or one of its Subsidiary’s as of such date:

Cumulative Percentage of Shares for which
Vesting Date	Option is Exercisable
[first anniversary of grant]	25%
[second anniversary of grant]	50%
[third anniversary of grant]	75%
[fourth anniversary of grant]	100%
This Option, including the number of shares of Common Stock subject to the Option, the periods in which it is exercisable and the exercise price per share, is at all times subject to the terms and conditions of the Plan (including but not limited to Sections 2.3, 5.7 and 5.8 thereof), which terms and conditions are hereby incorporated by reference. No change to the terms of the Plan following the grant date shall inure to the benefit of the Optionee, except to the extent specifically permitted by the Committee. Capitalized terms not defined herein shall have the respective meanings specified in the Plan. [This Option may not be transferred, except by will or the laws of descent and distribution.] /OR/ [This Option shall be transferable solely in accordance with Exhibit I attached hereto.]
[Subject to the Optionee’s execution of a waiver and release of claims provided by the Company and the Expiration Date, if the Optionee’s employment is terminated by the Company (other than for Cause) or the Optionee resigns for Good Reason prior to the consummation of the merger between the Company and Public Service Enterprise Group, the vested portion of the Option shall remain exercisable until the earlier of the first anniversary of the Optionee’s termination date and ninety days after the merger is terminated, canceled or expires without consummation, and the non-vested portion of the Option shall become exercisable on the merger consummation date and remain exercisable until the first anniversary of such date or be forfeited as of the date the merger is terminated, canceled or expires without consummation. If such termination or resignation occurs on or after consummation of such merger, any unvested portion of the Option shall become exercisable and the entire Option shall remain exercisable until the first anniversary of the termination date.]

[Exhibit I to Option Number «Grant_ID»
This Option and any rights with respect thereto shall be transferable to a Permitted Transferee (as defined below) in accordance with procedures established by the Committee. To the extent you do not transfer this Option to a Permitted Transferee in accordance with such procedures, it will continue to be transferable upon your death. Any other attempted transfer, assignment, pledge or hypothecation, whether or not by operation of law, shall be void. The Option shall not be subject to execution, attachment or other process, and no person shall be entitled to exercise any of your rights with respect to your Option or possess any rights with respect to such Option by virtue of any attempted execution, attachment or other process.
A “Permitted Transferee,” as used above, shall mean any of your family members who acquire this Option from you through a gift. Your “family members” include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing your household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or you) control the management of assets, and any other entity in which these persons (or you) own more than fifty percent of the voting interests.
This Option may not be transferred for value. The following transactions shall not be considered transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by family members (or you) in exchange for an interest in that entity.
A transfer to a Permitted Transferee shall not be effective unless and until such Permitted Transferee has entered into, and delivered to the Company, a written agreement in form and substance satisfactory to the Company (i) authorizing the Company to withhold shares of stock which would otherwise be delivered to such person upon an exercise of the Option to pay any federal, state, local or other taxes which may be required to be withheld or paid in connection with such exercise in the event that you do not provide for an arrangement satisfactory to the Company to assure that such taxes will be paid and (ii) agreeing to be bound by the other terms and conditions of the Plan and this Grant Instrument.
Capitalized terms not defined herein shall have the respective meanings set forth in the Plan.]